Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated October 27, 2008 with respect to the shares of Common Stock, par value $0.001 per share, of GigaBeam Corporation and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

  Dated: October 27, 2008

PORTSIDE GROWTH AND	RAMIUS LLC
OPPORTUNITY FUND
		By:	C4S & Co., L.L.C.,
By:	Ramius LLC,		as managing member
its investment advisor

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss